11-K

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-192175) of Chesapeake Energy Corporation of our report dated June 28, 2018 relating to the financial statements and supplemental schedule of Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Oklahoma City, Oklahoma
June 28, 2018